For Immediate Release
                                                                  April 19, 2005



                Valmont's First Quarter Net Earnings Increase 24%

First Quarter Highlights:

o Net sales rose 23% and operating income increased 37% due to the impact of 2004 acquisitions, higher selling prices resulting from higher steel costs, improved volumes in the European structures business and the Utility Support Structures Segment and stronger results in the Tubing Segment.

o Irrigation sales and profitability declined, reflecting reduced demand due to lower crop prices and higher farm input costs.

o    Net earnings rose 24%.

o Cash flows from operations for the quarter were $33.8 million, driven by stronger earnings and working capital reductions.

o    Debt declined $25 million from December 25, 2004 to $303 million.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered support structures for infrastructure, mechanized irrigation equipment for agriculture, and a provider of coating services and tubular products, reported sales for the first quarter of $265.7 million compared with $215.9 million for the same period of 2004. First quarter 2005 net earnings were $6.8 million, or 27 cents per diluted share, versus first quarter 2004 net earnings of $5.5 million, or 22 cents per diluted share.

First Quarter Review:

     "The improvement in net earnings and operating income for the quarter was mainly due to significantly improved results in our Utility Support Structures Segment, stronger results in our Engineered Support Structures Segment, the addition of Newmark, a good performance in our Tubing Segment and an improvement in Coatings Segment profitability," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "While irrigation operating profits were lower, we are pleased that despite a downturn in sales, the Irrigation Segment maintained operating profit as a percent of sales above 10%.

     "Selling, general and administrative spending was comparable to last year after considering the effects of 2004 acquisitions."

First Quarter Summary - Infrastructure Markets:

     Sales in the Engineered Support Structures Segment were $108.8 million, an increase of 24% from 2004 levels. Operating income for the segment increased 54% to $5.6 million.

     Global sales of lighting and traffic products rose, due primarily to higher selling prices to offset higher steel costs. In North America, volumes of lighting and traffic products were similar to last year's levels. The continued extension of the federal highway bill has kept demand for lighting and traffic products stable. Commercial lighting sales increased partly due to the 2004 acquisition of Whatley, a composite pole manufacturer. In Europe, improved market conditions resulted in sales and volume increases.

     Sales of wireless communication products were higher in North America, due to sales price increases implemented in 2004. Sign structure sales improved due to increased market penetration and the acquisition of Sigma Industries, an overhead sign structure company, during the third quarter of 2004.

     In China, sales were slightly lower for wireless communication structures offset somewhat by improved volumes of utility structures.

     Profitability for the Engineered Support Structures Segment was dampened by the adverse impact of fixed price orders taken for the sign structure business prior to the rapid increase in steel prices in 2004. Overall profitability for the segment increased due to improved pricing worldwide. Better performance in Europe was due to stronger sales volumes and the positive effect of cost reductions implemented during 2004.

     Utility Support Structures Segment sales were $59.0 million compared with $22.9 million in 2004. The sharp increase in sales reflects the acquisition of Newmark in April 2004, significantly higher sales of steel utility structures and price increases implemented to cover increased steel costs. Operating income was $4.4 million, reflecting improved margins for steel utility structures and the addition of Newmark. In North America, demand for steel and concrete utility structures remains firm due to increased spending by utilities on capital and maintenance projects to upgrade the electrical transmission grid.

     Coatings Segment sales of $19.0 million were 16% lower than last year's first quarter due to lower anodizing volumes. Operating income for the segment increased to $0.8 million from $0.5 million last year, as rising zinc and natural gas costs were more than offset by an improved sales mix and lower operating expenses.

First Quarter Summary - Agricultural Markets:

     In the Irrigation Segment, first quarter sales were $69.9 million, a 13% decrease from 2004. Operating income for the segment declined 39% to $7.2 million reflecting reduced factory utilization as a result of significantly lower volumes. While international sales levels were flat with last year, North American demand fell due to lower crop prices and inflation in energy and fertilizer costs for farm customers.

     In the Tubing Segment, sales were 27% higher at $22.1 million due to higher pricing to recover increased steel costs. Operating income increased 56% to $3.3 million reflecting higher sales levels and improved operations.

2005 Outlook:

     Commenting on the outlook for the remainder of 2005, Mr. Bay said, "The business conditions that are currently in place should continue throughout the year. We expect our infrastructure businesses to post solid gains over 2004 results. In our irrigation business, we expect higher fuel and fertilizer costs and weak commodity prices to result in lower sales and earnings compared to last year. In our tubing business, we expect results more in line with historical performance levels as steel supplies are more readily available resulting in a more competitive market environment. For the Company as a whole, we expect favorable sales and earnings comparisons for the year, excluding the after-tax charge for debt prepayment that took place in the second quarter of 2004. We plan to use our cash flows to pay down debt and expect to return to our targeted debt to capital ratio of 40% or less."

     An audio discussion of Valmont's first quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 8:00 a.m. April 20, 2005 CDT, by pointing browsers to: http://www.valmont.com/asp/investor_relations/ir6.asp. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#:3278136 beginning April 20, 2005 at 10:00 a.m. CDT through 12:00 p.m. CDT on April 27, 2005.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management's perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont's control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont's actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont's reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                       First Quarter
                                                       13 Weeks Ended
                                                 ----------------------------

                                                  26-Mar-05     27-Mar-04
                                                 ----------------------------
Net sales                                          $ 265,741      $ 215,897
Cost of sales                                        204,080        164,617
        Gross profit                                  61,661         51,280
Selling, general and administrative expenses          45,554         39,531
        Operating income                              16,107         11,749
Other income (deductions)
     Interest expense                                 (4,827)        (2,398)
     Interest income                                     237            276
     Miscellaneous                                      (148)           14
                                                      (4,738)        (2,108)
        Earnings before income taxes, minority
        interest, and equity in earnings (losses) of
        non-consolidated subsidiaries                 11,369          9,641
Income tax expense                                     4,144          3,529
        Earnings before minority interest, equity in
        earnings (losses) of nonconsolidated
        subsidiaries                                   7,225          6,112
Minority interest                                       (349)          (455)
Earnings (losses) in nonconsolidated subsidiaries        (66)          (156)
          Net earnings                               $ 6,810        $ 5,501

Average shares outstanding (000's) - Basic            24,111         23,846
Earnings per share - Basic                            $ 0.28         $ 0.23

Average shares outstanding (000's) - Diluted          25,042         24,520
Earnings per share - Diluted                          $ 0.27         $ 0.22

Cash dividends per share                             $ 0.080        $ 0.080

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                                       First Quarter
                                                       13 Weeks Ended
                                                 ---------------------------
                                                  26-Mar-05     27-Mar-04
                                                 ---------------------------
Net sales
     Engineered Support Structures                 $ 108,842       $ 87,537
     Utility Support Structures                       59,033         22,939
     Coatings                                         18,993         22,656
        Infrastructure products                      186,868        133,132

     Irrigation                                       69,946         80,099
     Tubing                                           22,067         17,323
        Agriculture products                          92,013         97,422

     Other                                             4,819          4,360
     Less: Intersegment sales                        (17,959)       (19,017)
          Total                                    $ 265,741      $ 215,897

Operating Income
     Engineered Support Structures                   $ 5,624        $ 3,662
     Utility Support Structures                        4,388         (2,221)
     Coatings                                            766            466
        Infrastructure products                       10,778          1,907

     Irrigation                                        7,220         11,845
     Tubing                                            3,259          2,085
        Agriculture products                          10,479         13,930

     Other                                              (759)          (492)
     Corporate                                        (4,391)        (3,596)
          Total                                     $ 16,107       $ 11,749

Valmont has five reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic and wireless communication industries, and certain international utility businesses.

     Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures primarily for the North American utility industry.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of steel tubular products.

In addition to these five reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.


                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                                                26-Mar-05                  27-Mar-04
                                                               -------------              -------------
ASSETS
Current assets:
     Cash and cash equivalents                                     $ 37,031                   $ 24,197
     Accounts receivable, net                                       172,681                    149,505
     Inventories                                                    176,424                    132,068
     Prepaid expenses                                                11,809                      7,601
     Refundable and deferred income taxes                            12,472                     10,284
          Total current assets                                      410,417                    323,655
Property, plant and equipment, net                                  200,029                    184,784
Goodwill and other assets                                           200,724                     95,807
                                                                  $ 811,170                  $ 604,246

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Current installments of long-term debt                         $ 7,373                   $ 15,115
     Notes payable to banks                                           1,806                     20,705
     Accounts payable                                                69,354                     65,993
     Accrued expenses                                                58,793                     52,070
     Dividend payable                                                 1,945                      1,910
          Total current liabilities                                 139,271                    155,793
Long-term debt, excluding current installments                      293,482                    129,847
Other long-term liabilities                                          78,138                     49,871
Shareholders' equity                                                300,279                    268,735
                                                                  $ 811,170                  $ 604,246